UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2011

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 — REGULATION FD DISCLOSURE

On December 20, 2011, ImmunoGen, Inc. (“ImmunoGen” or the “Company”) announced that it has entered into a collaboration agreement with Eli Lilly and Company. At this time the Company is updating guidance for its fiscal year ending June 30, 2012.

Net cash used in operations is expected to be between $40 and $45 million and cash and marketable securities at its fiscal year end of June 30, 2012 are expected to total between $145 and $150 million. These amounts have changed from previous guidance primarily to reflect the $20 million upfront payment from the collaboration agreement.  The Company’s net loss is expected to total between $78 and $82 million, which is higher than previous guidance due primarily to a change in expected timing of revenue recognition associated with a collaborator, higher stock compensation expense, both items being primarily non-cash in nature, and higher expenses associated with ImmunoGen’s proprietary pipeline.

This current report on Form 8-K includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to the Company’s net loss and cash used in operations in its 2012 fiscal year and its cash and marketable securities as of June 30, 2012. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this report. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and other reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: December 20, 2011	/s/ Gregory D. Perry
Gregory D. Perry
Executive Vice President and Chief Financial Officer